EXHIBIT 99.1

Evolving Systems Reports Second Quarter 2014 Financial Results

Record Q2 revenue of $7.9 million, up 37% from $5.8 million in Q2 last year

Record Q2 adjusted EBITDA of $2.8M, up 93% from $1.5M in Q2 last year

First half license and services bookings up 34% year over year

First half DSA license and services bookings up 58% year over year

Third quarter dividend of $0.11 per share, payable August 29, 2014, to stockholders of record on August 22, 2014

ENGLEWOOD, Colorado, August 5, 2014 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in activation, enablement and management of services for connected mobile devices, today reported financial results for its second quarter and six months ended June 30, 2014.

“Evolving Systems delivered record revenue and profitability in the second quarter, led by strong revenue growth from our Dynamic SIM Allocation™ (DSA) solution, which grew 76% year-over-year,” said Thad Dupper, Chairman and CEO.  “Also in the second quarter, we achieved new records for gross margins (75%) and operating margins (33%).  We are executing our strategy, and the results reflect the compelling value proposition and overall growing market acceptance of our DSA solution. Our outlook for 2014 remains positive and as a result we’re pleased to report the board of directors has increased our quarterly dividend by 10% to $0.11 per share.”

Second Quarter Results Recap

•                  Revenue increased 37% to $7.9 million from $5.8 million in the second quarter last year. It was a record quarter for revenue since the Company divested its Numbering business in 2011.  License and services revenue increased 47% to $5.2 million from $3.5 million last year. Customer support revenue increased 22% to $2.8 million from $2.3 million in the second quarter last year.

•                  Operating income increased 109% to $2.6 million from $1.3 million in the second quarter last year.

•                  Net income increased 84% to $1.7 million from $0.9 million in the second quarter last year.  Diluted net income per share was $0.14 versus $0.08.

•                  Record adjusted EBITDA of $2.8 million, up 93% from $1.5 million in the second quarter last year.

•                  Balance Sheet: Cash and cash equivalents at June 30, 2014, were $12.4 million, equal to the first quarter but down from $13.8 million at 2013 year-end. Working capital at June 30, 2014, was $15.4 million, up from $14.7 million at 2013 year-end.

•                  Dividend Update: The Company declared a third quarter dividend of $0.11 per share, payable on August 29, 2014, to stockholders of record on August 22, 2014.

Six-Month Results Recap

•                  Revenue increased 17% to $14.5 million in the first half of 2014 from $12.5 million in the same period last year. License and services revenue was up 19% to $9.5 million from $8.0 million last year. Customer support revenue increased 12% to $5.0 million from $4.4 million.

•                  Operating income increased 20% to $3.6 million (inclusive of $0.2 million in restructuring costs) from $3.0 million last year.

•                  Net income increased 12% to $2.3 million from $2.1 million a year ago. Diluted net income per share was $0.20 versus $0.18.

•                  Adjusted EBITDA increased 22% to $4.2 million versus $3.5 million a year ago.

Bookings and Backlog Highlights

•                  Second quarter bookings increased 18% to $7.2 million from $6.1 million in the same quarter last year.  License and services bookings were up 25% to $3.7 million from $3.0 million year over year.  DSA license and services bookings grew 18% to $1.9 million from $1.6 million.  TSA license and services bookings grew 33% to $1.8 million from $1.3 million in the second quarter last year.  Customer support bookings in the second quarter were up 12% year over year to $3.6 million from $3.2 million.  Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

•                  Six-month bookings increased 24% year over year to $14.7 million from $11.8 million.  License and services bookings were $8.8 million, up 34% over $6.5 million. DSA license and services orders were up 58% to $5.4 million from $3.4 million.  TSA license and services orders increased 9% year over year to $3.4 million from $3.1 million.  Customer support bookings totaled $5.9 million, up 11% over $5.3 million last year.  Customer support bookings included $2.1 million in DSA, up 13% from $1.9 million last year, and $3.8 million in TSA, up 10% from $3.5 million a year ago.

•                  Total backlog at June 30, 2014, was $12.5 million, up 21% from $10.3 million in the second quarter last year. License and services backlog totaled $6.3 million and included $3.8 million in DSA and $2.5 million in TSA.  Customer support backlog was $6.2 million, up 20% over the year-ago total of $5.2 million.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 77902156.  A telephone replay will be available through August 19, 2014, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 77902156.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through August 19, 2014.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to 60 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices. Founded in 1985, the Company has headquarters in Englewood, CO, with offices in San Francisco, CA; the United Kingdom; India; and Malaysia. For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the market for the Company’s DSA, TSA and SaaS products, market leadership, positive outlook, EBITDA, cash flow and bookings growth, and the Company’s continued ability to pay dividends or post quarterly or six-month results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 11, 2014, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Evolving Systems +44 (0) 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
License fees and services	$5,182	$3,518	$9,549	$8,025
Customer support	2,757	2,267	4,972	4,429
Total revenue	7,939	5,785	14,521	12,454
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,513	1,301	2,991	2,837
Costs of customer support excluding depreciation and amortization	488	401	908	709
Sales and marketing	1,321	1,245	2,981	2,546
General and administrative	943	768	1,777	1,663
Product development	955	684	1,838	1,397
Depreciation	52	37	98	74
Amortization	24	97	47	195
Restructuring	26	—	237	—
Total costs of revenue and operating expenses	5,322	4,533	10,877	9,421
Income from operations	2,617	1,252	3,644	3,033
Other income (expense):
Interest income	4	3	7	6
Interest expense	(4)	(5)	(9)	(11)
Other loss	(27)	—	(27)	—
Foreign currency exchange gain (loss)	(76)	188	(172)	145
Other income (expense), net	(103)	186	(201)	140
Income from operations before income taxes	2,514	1,438	3,443	3,173
Income tax expense	838	529	1,116	1,091
Net income	$1,676	$909	$2,327	$2,082
Basic income per common share	$0.14	$0.08	$0.20	$0.18
Diluted income per common share	$0.14	$0.08	$0.20	$0.18
Weighted average basic shares outstanding	11,635	11,423	11,628	11,416
Weighted average diluted shares outstanding	11,907	11,691	11,912	11,691

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$12,376	$13,785
Short-term restricted cash	24	—
Contract receivables, net	6,190	6,420
Unbilled work-in-progress, net	4,461	2,423
Deferred income taxes	98	131
Prepaid and other current assets	1,290	1,173
Total current assets	24,439	23,932
Property and equipment, net	462	342
Amortizable intangible assets, net	655	702
Goodwill	18,504	17,936
Long-term restricted cash	—	24
Long-term deferred income taxes	262	248
Total assets	$44,322	$43,184
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$8
Accounts payable and accrued liabilities	3,954	4,479
Income taxes payable	807	459
Unearned revenue	4,295	4,287
Total current liabilities	9,061	9,233
Long-term liabilities:
Capital lease obligations, net	9	11
Contingent earn-out obligation	178	178
Long-term unearned revenue	721	1,027
Total liabilities	9,969	10,449
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	94,619	93,895
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(2,122)	(3,016)
Accumulated deficit	(56,903)	(56,903)
Total stockholders’ equity	34,353	32,735
Total liabilities and stockholders’ equity	$44,322	$43,184

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Non-GAAP net income and income per share:
GAAP net income	$1,676	$909	$2,327	$2,082
Amortization of intangible assets	24	97	47	195
Stock-based compensation expense	113	79	201	154
Restructuring	26	—	237	—
Income tax adjustment for non-GAAP*	(52)	(49)	(168)	(98)
Non-GAAP net income	$1,787	$1,036	$2,644	$2,333

Diluted net income per share
GAAP	$0.14	$0.08	$0.20	$0.18
Non-GAAP	$0.15	$0.09	$0.22	$0.20
Shares used to compute diluted EPS	11,907	11,691	11,912	11,691

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Adjusted EBITDA:

Net income	$1,676	$909	$2,327	$2,082
Depreciation	52	37	98	74
Amortization of intangible assets	24	97	47	195
Stock-based compensation expense	113	79	201	154
Restructuring	26	—	237	—
Interest expense and other (benefit), net	103	(186)	201	(140)
Income tax expense	838	529	1,116	1,091
Adjusted EBITDA	$2,832	$1,465	$4,227	$3,456

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.